UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Veeco Instruments Inc.

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VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY  11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On Friday, May 15, 2009, Veeco Instruments Inc. will hold its 2009 Annual Meeting of Stockholders at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York  11747.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.                                       Election of two directors to hold office until the 2012 Annual Meeting of Stockholders;

2.                                       Ratification of the appointment of our independent registered public accounting firm for fiscal year 2009; and

3.                                       Any other business properly presented at the meeting or any adjournment or postponement thereof.

Only stockholders who own stock at the close of business on March 20, 2009 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote “FOR” each of the listed nominees for Director and “FOR” proposal 2 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2008 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

This year Veeco will be using the “notice and access” method of providing proxy materials to you via the Internet.  On or about April 3, 2009, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which includes instructions regarding voting your shares and requesting a printed copy of our proxy materials.  We believe that this process will provide you with prompt access to our proxy materials, lower our cost of printing and delivering proxy materials, and minimize the environmental impact of printing paper copies.

By order of the Board of Directors,

Gregory A. Robbins

Senior Vice President, General Counsel and Secretary

April 3, 2009

TABLE OF CONTENTS

QUESTIONS AND ANSWERS
Q1.	Why am I receiving these materials?
Q2.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Q3.	How do I get electronic access to the proxy materials?
Q4.	Who is entitled to vote?
Q5.	How can I vote if I own shares directly?
Q6.	How can I vote if my shares are held through a brokerage, bank or similar organization?
Q7.	Can my broker vote my shares if I do not instruct him or her how to vote?
Q8.	What if I return a proxy card but do not make specific choices?
Q9.	How do I revoke or change my vote?
Q10.	What is a “quorum”?
Q11.	How many votes are needed to approve each proposal?
Q12.	How will voting on any other business be conducted?
Q13.	Who will count the vote?
Q14.	How can I find out the results of the voting at the Annual Meeting?
Q15.	Who can attend the Annual Meeting?
Q16.	What does it mean if I get more than one Notice?
Q17.	How can I obtain additional copies of the proxy statement and annual report?
Q18.	When are the stockholder proposals for the 2010 Annual Meeting due?
Q19.	What is Veeco’s process for nominating director candidates?
Q20.	Can a stockholder nominate someone to be a director of Veeco?
Q21.	How can stockholders communicate with Veeco’s Directors?
Q22.	How much will this proxy solicitation cost?
Q23.	Who is soliciting my vote?

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
Independence of the Board of Directors
Board Meetings and Committees
Compensation of Directors
Certain Relationships and Related Transactions

PROPOSALS ON WHICH YOU MAY VOTE
Proposal 1 - Election of Directors
Members of the Board of Directors
Proposal 2 - Ratification of Appointment of Ernst & Young LLP
Audit Committee Report

EXECUTIVE COMPENSATION
Executive Officers
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested During 2008
Equity Compensation Plan Information
Potential Payments Upon Termination or Change-in-Control
Compensation Discussion and Analysis
Compensation Committee Report

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Reporting Compliance

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.                          Why am I receiving these materials?

Our board of directors has made these materials available to you on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Veeco’s 2009 Annual Meeting of stockholders, which will take place on Friday, May 15, 2009, at 9:30 a.m. local time, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York  11747.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q2.                          Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the “notice and access” rules adopted by the Securities and Exchange Commission, we may now furnish proxy materials, including this proxy statement and our 2008 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet.  The Notice also instructs you as to how you may access and submit your proxy card.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q3.                          How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to access the Notice of Annual Meeting, this Proxy Statement, your proxy card and Veeco’s Annual Report on Form 10-K for the year ended December 31, 2008.  The proxy materials will be available on the Internet starting on April 3, 2009, as described in the Notice.  You will not receive a printed copy of these proxy materials unless you request them in accordance with the instructions provided in the Notice.

Q4.                          Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco Instruments Inc. common stock on March 20, 2009, the record date for the meeting.  At such time, 32,174,530 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q5.                          How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q6.                          How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q7.                          Can my broker vote my shares if I do not instruct him or her how to vote?

Yes.  If you are a beneficial owner of shares and you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on discretionary items.  Proposals 1 and 2 are considered to be discretionary items.  Discretionary items are items considered routine.

Q8.                          What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of both nominees for director and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card ) will vote your shares using his best judgment.

Q9.                          How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                      notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY  11219, in writing at any time before the meeting;

(2)                      submitting a later-dated proxy at any time before the meeting; or

(3)                      voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q10.                   What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Broker non-votes occur when shares held by a broker or other nominee are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder, and (2) the broker lacks the authority to vote the shares at his/her discretion.  Broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal but are counted as shares present and entitled to be voted.

Q11.                   How many votes are needed to approve each proposal?

Directors are elected by a plurality of the votes cast at the meeting.  The two nominees receiving the most “FOR” votes among votes properly cast at the meeting will be elected.  Veeco’s Bylaws provide that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders at which a quorum is present.  Therefore, to be approved, Proposal 2 must receive a “FOR” vote from a majority of the Veeco shares properly cast at the meeting.

Q12.                   How will voting on any other business be conducted?

Although we do not know of any business to be considered at the 2009 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chief Executive Officer, and John F. Rein, Jr., Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Q13.                   Who will count the vote?

A representative of American Stock Transfer and Trust Company, Veeco’s transfer agent, will count the vote and act as the inspector of election.

Q14.                   How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in Veeco’s quarterly report on Form 10-Q for the second quarter of 2009.

Q15.                   Who can attend the Annual Meeting?

All stockholders who owned shares on March 20, 2009 may attend.

Q16.                   What does it mean if I get more than one Notice?

If your shares are registered in more than one name or in more than one account, you may receive more than one Notice.  Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.

Q17.                   I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

Q18.                   When are stockholder proposals for the 2010 Annual Meeting due?

In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2010 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 by December 4, 2009.  Any such proposal must comply with the requirements of our Fourth Amended and Restated Bylaws and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any director nomination or other proposal that any stockholder intends to present at the 2010 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2010 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2010 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.   In addition, the stockholder’s notice must set forth the information required by our Fourth Amended and Restated Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2010 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 27, 2008.

Q19.                   What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of nine directors divided into three classes of Directors serving staggered three-year terms.  Mr. Kingsley will not stand for re-election in 2009.  The Board has determined to reduce the size of the Board from nine to eight directors following Mr. Kingsley’s departure from the Board.  As a result, the number of directors following the Annual Meeting will be eight.  Approximately one-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  In evaluating candidates, the Governance Committee will consider the criteria and qualifications set forth in the committee’s charter, which qualifications include personal integrity and honesty, sound business judgment, independence, background and business experience, willingness and capability to actively participate in Board and committee activities and potential conflicts of interest, as well as the factors described under “Director Qualification Standards” in Veeco’s Corporate Governance Guidelines.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 20 below regarding the process for stockholder nominations of director candidates.

Q20.                   Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth in Question 18.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Fourth Amended and Restated Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q21.                   How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q22.                   How much will this proxy solicitation cost?

Laurel Hill Advisory Group, LLC was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $5,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  Laurel Hill may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify Laurel Hill against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q23.                   Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco Instruments Inc., on behalf of the Company, for the 2009 Annual Meeting of Stockholders to be held on Friday, May 15, 2009 at 9:30 a.m.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and practices and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning, periodic board and committee self-assessment and other governance matters.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.  During the past three years, a majority of the Board has attended one or more director education programs accredited by Institutional Shareholder Services.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation and Governance Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable Nasdaq listing standards, except Mr. Peeler, the Company’s Chief Executive Officer, and Mr. Braun, the Company’s Chairman and former Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Board committees are required to be and are independent in accordance with Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2008, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Fridrich and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director.  Upon such submission, the Board shall determine whether to accept or reject the resignation.

Board Meetings and Committees

                During 2008, Veeco’s Board held ten meetings.  Each Director attended at least 75% of the meetings of the Board and Board committees on which such Director served during 2008.  It is the policy of the Board to hold executive sessions without management at every regular quarterly board meeting and as requested by a Director.  Mr. Pfister, who has been designated as Lead Director, presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2008, Mr. Peeler was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following standing committees:  an Audit Committee, a Compensation Committee and a Governance Committee.

                Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Messrs. Elftmann, Fridrich, Pfister and Simone (Chairman).  The Board has determined that all members of the Audit Committee are financially literate as that term is defined by Nasdaq and by applicable SEC rules.  The Board has determined that each of Messrs. Elftmann, Pfister and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2008, the Audit Committee met ten times.

                Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”)), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, Fridrich and McDaniel (Chairman).  During 2008, the Compensation Committee met eight times.

                Governance Committee.  The Company’s Governance Committee (formerly known as the Nominating and Governance Committee) addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto.  The Governance Committee currently consists of Messrs. Elftmann (Chairman), Kingsley and Simone.  During 2008, the Governance Committee met three times.

                Strategic Planning Committee.  In January 2008, the Board approved the formation of a committee to oversee the Company’s strategic planning process.  The Board designated Messrs. D’Amore, McDaniel (Chairman) and Pfister as members of the committee.  In January 2009, the Board determined that the Strategic Planning Committee had fulfilled its responsibilities and that the Board would assume the responsibilities of that committee.  The Strategic Planning Committee was thus dissolved in January 2009.  During 2008, the Strategic Planning Committee met six times.

Compensation of Directors

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Edward H. Braun (4)	79,385	0	79,385
Richard A. D’Amore	62,000	94,026	156,026
Joel A. Elftmann	52,083	94,026	146,109
Heinz K. Fridrich	55,000	94,026	149,026
Douglas A. Kingsley	41,917	94,026	135,943
Roger D. McDaniel	72,250	94,026	166,276
Irwin H. Pfister	74,000	94,026	168,026
Peter J. Simone	56,000	94,026	150,026
Paul R. Low (5)	29,500	37,023	66,523

(1)          Represents quarterly retainers and meeting fees paid during 2008 for Directors other than Mr. Braun.  Includes payments made in 2008 for attendance at certain meetings held at the end of 2007.  Does not include payments for attendance at certain meetings held at the end of 2008 for which payments were made in 2009.  For Mr. Braun, reflects payments under the Service Agreement dated July 24, 2008 pursuant to which Mr. Braun serves on the Board and is compensated for such service.

(2)          Reflects awards of 5,000 shares of restricted stock to each director (other than Mr. Braun) on each of May 7, 2007 and May 5, 2008 (other than Dr. Low, whose term expired on May 2, 2008), which awards vest over a one-year service period.  In accordance with SEC rules and Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“FAS 123(R)”), the amounts shown reflect the value of each director’s awards that were amortized over the portion of the service period which lapsed during the year.  The grant date fair value of the award to each director in 2007 was $18.50 per share or $92,500 and in 2008 was $18.76 per share or $93,800.

(3)        As of December 31, 2008, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End
Name	Stock Awards (#)	Option Awards (#)
Edward H. Braun	200,000	1,030,000
Richard A. D’Amore	15,000	51,000
Joel A. Elftmann	15,000	51,000
Heinz K. Fridrich	15,000	51,000
Douglas A. Kingsley	15,000	41,667
Roger D. McDaniel	15,000	44,000
Irwin H. Pfister	15,000	51,000
Peter J. Simone	15,000	20,000
Paul R. Low	10,000	51,000

(4)        Reflects the compensation paid to Mr. Braun as a Director under the Service Agreement dated July 24, 2008.  Prior to the appointment of John R. Peeler as Chief Executive Officer of the Company on July 1, 2007, Mr. Braun served as Chairman and Chief Executive Officer of Veeco.  From the appointment of Mr. Peeler until July 24, 2008, Mr. Braun served the Company under an employment agreement designed to ensure an effective CEO transition and to provide for continuity of Mr. Braun’s availability to the Company.  Having determined that the transition of the CEO role from Mr. Braun to Mr. Peeler had been successfully completed and the purpose of the employment agreement had been met, Veeco and Mr. Braun mutually agreed to terminate the employment agreement, effective July 24, 2008, and replace it with the Service Agreement to provide the terms on which Mr. Braun will remain available to serve on Veeco’s Board.  In connection with the termination of the employment agreement, certain payments to Mr. Braun were accelerated and the vesting of certain stock option and restricted stock awards previously made to Mr. Braun were accelerated.  The table above does not include the compensation paid to Mr. Braun during 2008 under the employment agreement or in connection with the termination of the employment agreement.  This compensation was as follows:

Name	Salary ($)	Bonus ($)	Stock Awards ($) (A)	Option Awards ($) (B)	Non- Equity Incentive Plan Compen- sation ($) (C)	All Other Compen- sation ($) (D)	Total ($)
E. Braun	375,000	0	2,308,333	704,695	27,187	896,542	4,311,757

(A)      Reflects awards of restricted stock in 2006 and 2007.  The vesting of these awards was accelerated in connection with the termination of Mr. Braun’s employment agreement, effective July 24, 2008.  Under the terms of the restricted stock awards granted in 2006 and 2007, one third of the shares vest on each of the first, second and third anniversaries of the date of grant.  In accordance with SEC rules and FAS 123(R), the amounts shown above reflect the value of the stock award (based on the grant date fair value) amortized over the portion of the service period which lapsed during the year and prior to July 24, 2008 plus the remaining unamortized balance of the value of the stock award which was accelerated in connection with the termination of the employment agreement effective July 24, 2008.  The amounts shown relate to the following stock awards:

Restricted Stock Awards

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/9/2006	$23.61	E. Braun	25,000
4/27/2007	$18.97	E. Braun	175,000

(B)      The values shown reflect the dollar amounts relating to option awards recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007, and 2008, in accordance with FAS 123(R).  These values include amounts from options granted prior to 2008.  Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2006, 2007 and 2008 are included in Note 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009 (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Stock Option Awards

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/9/2006	$7.61	E. Braun	40,000
4/27/2007	$5.51	E. Braun	250,000

(C)      Reflects profit-sharing paid under the Company’s Management Bonus Plan.

(D)     All Other Compensation consists of car allowance, 401(k) matching contribution, premiums for group term life insurance and contract termination payments as follows:

Other Compensation
Name	Car Allowance ($)	401(k) Matching Contri- bution ($)	Premium for Group Term Life Insurance ($)	Contract Termination Payments ($)	Total Other Compen- sation ($)
E. Braun	10,385	2,500	1,759	881,898	896,542

(5)          Dr. Low’s term as Director expired on May 2, 2008.

Director Compensation Policy

In 2008, members of the Board of Directors who were not employees of Veeco (and other than Mr. Braun) received a retainer of $5,000 per quarter, plus additional retainers of $1,250 per quarter for the chairman of the Compensation Committee and the chairman of the Governance Committee, $3,000 per quarter for the chairman of the Audit Committee, and $2,500 per quarter for the Lead Director.  In addition, during the first three quarters of 2008, the chairman of the Strategic Planning Committee received a retainer of $1,250 per quarter.  In addition, non-employee Directors received a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Pursuant to the Company’s 2000 Stock Incentive Plan, each non-employee Director receives an automatic annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  In January 2009, the Compensation Committee determined that the value of this annual award should be $100,000 per director.  The restrictions on these shares lapse on the first anniversary of the date of grant.  Directors who are employees, such as Mr. Peeler, or who receive compensation for Board service pursuant to a separate agreement, such as Mr. Braun, do not receive additional compensation for serving as Directors or for attending board, committee or stockholder meetings.

Braun Service Agreement

Mr. Braun, the Company’s Chairman and former CEO, serves on the Board, and is compensated for such service, pursuant to a Service Agreement dated July 24, 2008.  The Service Agreement provides that Mr. Braun shall remain available to serve on the Board until December 31, 2011.  Under the Service Agreement, Mr. Braun is compensated at a rate of $200,000 per year, subject to periodic review by the Board.  In addition, he is entitled to participate in all group health and insurance programs available generally to senior executives of the Company, including, in the case of health programs, continued coverage for Mr. Braun’s spouse and eligible dependents.  Except as described above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation for his service on the Board.

Reduction of Board Compensation for 2009

In light of the difficult economic environment facing the Company, during January 2009, the Board voted unanimously to reduce Board compensation for 2009 as follows:

•                  the Lead Director and Committee Chair retainers shall be reduced by 20% as follows:

•                  from $1,250 to $1,000/quarter for the Chairmen of the Compensation Committee and the Governance Committee

•                  from $3,000 to $2,400/quarter for the Chairman of the Audit Committee

•                  from $2,500 to $2,000/quarter for the Lead Director

•                  no meeting fees shall be payable for telephonic meetings

•                  Mr. Braun’s annual compensation for Board service shall be reduced by 10% (from $200,000 to $180,000/year)

•                  the fair market value of the annual restricted stock award will be reduced from $100,000 to $75,000

In addition, the Board voted to reduce the size of the Board from nine to eight members following the 2009 Annual Meeting.

In total, the Company estimates that it will realize savings of approximately $250,000 as a result of the measures described above.

Certain Contractual Arrangements With Directors and Executive Officers

                Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

Pursuant to its charter, the Company’s Audit Committee, or one or more of its members with delegated authority, shall review and, if appropriate, approve all proposed related party transactions.  For this purpose, “related party transactions” are defined as those transactions required to be disclosed as such pursuant to applicable SEC and Nasdaq rules.  During 2008, there were no such transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of nine members, consisting of three Class I Directors, three Class II Directors and three Class III Directors.  Mr. Kingsley, currently a Class III director, will not stand for re-election.  The Board has determined to reduce the size of the Board from nine to eight directors following Mr. Kingsley’s departure from the Board.  As a result, the number of directors following the Annual Meeting will be eight.  Each of the Class III Directors, other than Mr. Kingsley, is up for re-election this year.

Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for re-election, each of whom is currently a Class II Director:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2012
Richard A. D’Amore	Class III	2012

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Heinz K. Fridrich	Class I	2010
Roger D. McDaniel	Class I	2010
Irwin H. Pfister	Class I	2010
Joel A. Elftmann	Class II	2011
John R. Peeler	Class II	2011
Peter J. Simone	Class II	2011

Management does not contemplate that any of the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

                The Directors of Veeco, and their ages, year they joined the Board and committee memberships as of April 3, 2009, the anticipated date of mailing of the Notice, are:

		Director	Committee Membership
Name	Age	Since	Audit	Compensation	Governance
Edward H. Braun	69	1990
Richard A. D’Amore	55	1990		X
Joel A. Elftmann	69	1994	X		Chair
Heinz K. Fridrich	76	1998	X	X
Douglas A. Kingsley	47	2000			X
Roger D. McDaniel	70	1998		Chair
John R. Peeler	54	2007
Irwin H. Pfister (A)	64	1998	X
Peter J. Simone	61	2004	Chair		X

(A)          Mr. Pfister also serves as Lead Director.

Edward H. Braun has been Chairman of Veeco since July 2007.  Prior thereto, he was Chairman and Chief Executive Officer of Veeco since January 1990.  Mr. Braun led a management buyout of a portion of Veeco’s predecessor in January 1990 to form the Company.  He joined the predecessor in 1966 and held numerous executive positions during his tenure there.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association, of which he was Chairman of the Board in 1993, and is a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.  In addition to Veeco, Mr. D’Amore is a director of Phase Forward Incorporated.

Joel A. Elftmann is Chairman of the Board of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Heinz K. Fridrich is an Industry Professor Emeritus of the University of Florida.  He joined the University of Florida in 1993 after 43 years with IBM, including serving as Vice President and General Manager of IBM’s largest development and manufacturing site for semiconductors and electronic packaging, and as IBM’s Vice President responsible for worldwide manufacturing and quality.

Douglas A. Kingsley has been a Managing Director of North Bridge Growth Equity, a growth equity firm that invests in technology and technology enabled “middle market” companies, since February 2007.  Previously, Mr. Kingsley was a Managing Director of Advent International Corporation, a private equity firm, where he was employed from 1990 until January 2006.  From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry.  He is also a member of the Board of Overseers of the Boston Symphony Orchestra.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and Chairman of the Board of Entegris, Inc.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

Irwin H. Pfister is a private investor and currently serves as an Operating Partner with Baird Capital Partners.  Prior to his retirement from Schlumberger in 2005, Mr. Pfister was Executive Vice President of Schlumberger Ltd. and Chief Executive Officer of SchlumbergerSema, a leading information technology services provider.  He joined Schlumberger in May 1986 and held several management positions, including Executive Vice President of Schlumberger Test and Transactions.  From January 1990 to June 1997, Mr. Pfister was President of the Semiconductor Solutions Group of Schlumberger.  Mr. Pfister is a past Chairman of SEMI.

Peter J. Simone is an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Mr. Simone is also a director of Cymer, Inc., Monotype Imaging, Inc. and Newport Corporation.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2009.  Ernst & Young LLP has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2008	2007
Audit Fees	$1,188,173	$1,148,260
Audit-related Fees	95,478	85,888
Tax Fees	8,967	262,469
All Other Fees	0	0
Total	$1,292,618	$1,496,617

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations and employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues.  The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2008 or 2007.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the Ernst & Young LLP fees for 2008 and 2007 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young LLP as set forth herein is compatible with maintaining Ernst & Young LLP’s independence.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the stockholders, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2008 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

                The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

                During 2008, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2009.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held ten meetings during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Heinz K. Fridrich

Irwin H. Pfister

Peter J. Simone (Chairman)

EXECUTIVE COMPENSATION

Executive Officers

                The executive officers of Veeco, and their ages, as of April 3, 2009, are as follows:

Name	Age	Position
John R. Peeler	54	Chief Executive Officer
John F. Rein, Jr.	62	Executive Vice President and Chief Financial Officer
Mark R. Munch, Ph.D.	47	Executive Vice President, Metrology and Instrumentation
Robert P. Oates	55	Executive Vice President, Data Storage
John P. Kiernan	47	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler was appointed as President and CEO of Acterna in 2003.

John F. Rein, Jr. has been Executive Vice President and Chief Financial Officer of Veeco since April 2000 and was Treasurer of Veeco from April 2000 to May 2002.  Prior thereto, he was Vice President-Finance and Chief Financial Officer of Veeco since December 1993, and became Treasurer and Secretary of Veeco in October 1994.  Prior to joining Veeco, Mr. Rein served for eight years as Vice President-Finance for Axsys Technologies, Inc. From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation.  Prior to that, he was on the audit staff of Ernst & Young LLP.

Mark R. Munch, Ph.D. has been Executive Vice President, Metrology and Instrumentation since February 2008.  From 2006 to 2008, he was Senior Vice President and General Manager of the Commercial Lasers and Components Group of Coherent Inc.  From 2004 to 2006, Dr. Munch was Chief Executive Officer and President of Cooligy Inc. and, from 2002 to 2004, he served as Vice President of Engineering and Manufacturing and Chief Technology Officer of Cooligy.  Before that, he served as Division Vice President and General Manager for two optical components product divisions of Corning, Inc. as well as Vice President and Chief Technology Officer of Corning Photonic Technologies.  Prior to Corning, Dr. Munch served in various executive positions at Tyco Electronics Corporation including General Manager, Vice President, and Chief Technology Officer.  Earlier in his career, Dr. Munch spent ten years at Raychem Corporation in various management positions.

Robert P. Oates has been Executive Vice President, Data Storage since January 2009 and was Executive Vice President, Process Equipment from January 2007 to January 2009 and Senior Vice President and General Manager, Process Equipment from January 2006 to January 2007.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2008 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, (c) each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year and (d) one additional officer of Veeco who was an executive officer during 2008 but who was not serving as an executive officer at the end of such year (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)
John R. Peeler CEO (6)	2008 2007	600,000 276,923	— —	1,199,827 521,809	684,661 256,178	435,547	93,255 1,036,223	3,013,290 2,091,133
John F. Rein, Jr. EVP and CFO	2008 2007 2006	397,420 391,574 371,829	198,910 — —	233,441 169,094 66,504	127,892 53,119 21,438	198,746 — 157,978	12,484 12,484 12,423	1,168,893 626,271 630,172
Mark R. Munch, Ph.D. EVP, Metrology & Instrumentation (7)	2008	284,308	70,000	138,015	54,518	29,006	92,482	668,329
Robert P. Oates EVP, Data Storage	2008 2007 2006	381,600 372,406 330,154	190,800 — —	276,367 233,773 148,336	105,182 81,109 74,747	251,810 99,194 190,102	11,932 11,452 11,452	1,217,692 797,934 754,791
John P. Kiernan SVP, Finance and Corporate Controller	2008 2007 2006	275,600 270,800 255,385	137,800 — —	58,170 33,819 13,301	46,631 17,706 7,146	100,031 — 77,161	11,260 11,260 11,138	629,492 333,585 364,131
William A. Tomeo Former EVP Worldwide Sales and Service (8)	2008 2007	350,001 60,577	— —	158,913 35,011	67,610 14,982	201,955 29,231	11,932 201,929	790,411 341,730

(1)

Reflects retention bonus and service recognition payments for Messrs. Rein, Oates and Kiernan and a discretionary bonus payment for Dr. Munch. Other than the foregoing, the Company did not pay retention or discretionary bonuses with respect to 2008 to the NEOs. All other bonuses were either performance-based bonuses pursuant to the Company’s Management Bonus Plan or Management Profit Sharing Plan, which are reflected under the column labeled “Non-Equity Incentive Plan Compensation,” or signing bonuses, which are reflected under the column labeled “All Other Compensation.”

(2)

Reflects awards of restricted stock.  Under the terms of the restricted stock awards granted in 2008, the shares vest on the fifth anniversary of the date of grant, subject to accelerated vesting in the event certain performance criteria are met, except for the awards to Messrs. Peeler and Tomeo, one third of which vest on each of the first, second and third anniversaries of the date of grant in accordance with agreements entered into in connection with their initial hiring and the award to Dr. Munch, one third of which vests on each of the second, third and fourth anniversaries of the date of grant in accordance with an agreement entered into in connection with the initial hiring of Dr. Munch.  Under the terms of the restricted stock awards granted in 2006 and 2007, one third of the shares vest on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  In accordance with SEC rules and FAS 123(R), the amounts shown above reflect the value of the stock award (based on the grant date fair value) amortized over the portion of the service period which lapsed during the year.  For Mr. Tomeo, the expense in 2008 reflects the reversal of the expense accrual taken in the prior year for unvested stock awards which were forfeited upon termination.  The amounts shown relate to the following stock awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
10/31/2005	$15.60	R. Oates	20,000
6/9/2006	$23.61	J. Rein	15,000
		R. Oates	10,000
		J. Kiernan	3,000
6/8/2007	$18.11	J. Rein	15,000
		R. Oates	15,000
		J. Kiernan	3,000
7/1/2007	$20.74	J. Peeler	150,000
10/15/2007	$20.20	W. Tomeo	30,000
2/5/08	$15.24	M. Munch	40,000
6/12/08	$17.48	J. Peeler	50,000
		J. Rein	9,000
		W. Tomeo	15,000
		R. Oates	7,500
		J. Kiernan	6,000

(3)

The values shown reflect the dollar amounts relating to option awards recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007, and 2008, in accordance with FAS 123(R).  These values include amounts from options granted in and prior to 2008.  For Mr. Tomeo, the expense in 2008 reflects the reversal of the expense accrual taken in the prior year for unvested options which were forfeited upon termination.  Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2006, 2007 and 2008 are included in Note 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2009 (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/9/2006	$7.61	J. Rein	15,000
		R. Oates	10,000
		J. Kiernan	5,000
6/8/2007	$5.35	J. Rein	15,000
		R. Oates	15,000
		J. Kiernan	5,000
7/1/2007	$6.11	J. Peeler	250,000
10/15/2007	$6.48	W. Tomeo	40,000
2/5/2008	$4.52	M. Munch	40,000
6/12/2008	$5.40	J. Peeler	175,000
		J. Rein	63,000
		W. Tomeo	40,000
		R. Oates	53,000
		J. Kiernan	25,000

(4)

Reflects profit-sharing and cash bonuses paid under the Company’s Management Bonus Plan and Management Profit Sharing Plan and, in the case of Mr. Tomeo, commissions.  Profit-sharing, bonuses and commissions listed for a particular year represent profit-sharing, bonuses or commissions earned with respect to such year even though all or part of such profit-sharing, bonuses or commissions may have been paid during the first quarter of the subsequent year.  These amounts are comprised of the following:

Name	Year	Profit Sharing ($)	Bonus Plan ($)	Commissions ($)	Total Non- Equity Incentive Plan Compen- sation ($)
J. Peeler	2008 2007	97,550	337,997		435,547 —
J. Rein	2008 2007 2006	45,430	153,516 157,978		198,746 — 157,978
M. Munch	2008	29,006			29,006
R. Oates	2008 2007 2006	37,225	214,585 99,194 190,102		251,810 99,194 190,102
J. Kiernan	2008 2007 2006	22,404	77,627 77,161		100,031 — 77,161
W. Tomeo	2008 2007	21,054	67,634	113,267 29,213	201,955 29,231

(5)	All Other Compensation consists of car allowance, 401(k) matching contribution, premiums for group term life insurance, housing allowance and sign-on bonus payments as follows:

Other Compensation
Name	Year	Car Allowance ($)	401(k) Matching Contri- bution ($)	Premium for Group Term Life Insurance ($)	Housing Allowance ($)	Sign-on Bonus ($) (A)	Total Other Compen- sation ($)
J. Peeler	2008 2007	18,000 9,000	2,500 2,500	531 255	72,223 24,468	1,000,000	93,255 1,036,223
J. Rein	2008 2007 2006	8,400 8,400 8,400	2,500 2,500 2,500	1,584 1,584 1,523			12,484 12,484 12,423
M. Munch	2008	7,431	2,500	318	42,233	40,000	92,482
R. Oates	2008 2007 2006	8,400 8,400 8,400	2,500 2,500 2,500	1,032 552 552			11,932 11,452 11,452
J. Kiernan	2008 2007 2006	8,400 8,400 8,400	2,500 2,500 2,500	360 360 238			11,260 11,260 11,138
W. Tomeo	2008 2007	8,400 1,750	2,500	1,032 179		200,000	11,932 201,929

(A)

If Mr. Peeler’s employment is terminated by the Company for “cause” or by him without “good reason” (as each of those terms is defined in his employment agreement), after completing his first anniversary but prior to his second anniversary, he shall reimburse the Company one half of the sign-on bonus.  If Dr. Munch’s employment is terminated by the Company for “cause” or by him without “good reason” (as each of those terms is defined in his employment agreement), prior to his second anniversary, he shall reimburse the Company for the sign-on bonus.

(6)	Mr. Peeler joined Veeco as Chief Executive Officer on July 1, 2007.

(7)	Dr. Munch joined Veeco as Executive Vice President, Metrology and Instrumentation on February 5, 2008.

(8)

Mr. Tomeo joined Veeco as Executive Vice President, Worldwide Sales and Service on October 15, 2007. Mr. Tomeo was an executive officer of Veeco during 2008 but was not serving as an executive officer at the end of such year.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2008 of stock options and shares of restricted stock made under the Company’s 2000 Stock Incentive Plan, as amended.  The option and restricted stock awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options have a seven-year life.  The options vest one third per year on each of the first, second and third anniversaries of the date of grant.  The shares of restricted stock vest on the fifth anniversary of the date of grant, subject to accelerated vesting in the event certain performance criteria are met, except for the awards to Messrs. Peeler and Tomeo, one third of which vest on each of the first, second and third anniversaries of the date of grant in accordance with agreements entered into in connection with their initial hiring and the award to Dr. Munch, one third of which vests on each of the second, third and fourth anniversaries of the date of grant in accordance with an agreement entered into in connection with the initial hiring of Dr. Munch.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Units (#) (2)	Options (#) (2)	Awards ($/Sh)	Awards ($)
J. Peeler	6/12/08 6/12/08	—	—	—	50,000	175,000	17.48	874,000 945,300
J. Rein	6/12/08 6/12/08	—	—	—	9,000	63,000	17.48	157,320 340,300
M. Munch	2/5/08 2/5/08	—	—	—	40,000	40,000	15.24	609,600 180,700
R. Oates	6/12/08 6/12/08	—	—	—	7,500	53,000	17.48	131,100 286,300
J. Kiernan	6/12/08 6/12/08	—	—	—	6,000	25,000	17.48	104,880 135,000
W. Tomeo	6/12/08 6/12/08	—	—	—	15,000	40,000	17.48	262,200 216,000

(1)         During 2008, the Company made awards under its annual Management Bonus Plan.  These annual bonuses, which were earned during 2008 and paid during the first quarter of 2009, are reflected in the Summary Compensation Table under the Column entitled Non-Equity Incentive Plan Compensation.  Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards.

(2)         Reflects shares of restricted stock or options granted pursuant to the 2000 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

        The following table provides certain information as of December 31, 2008, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2008, which was $6.34 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John R. Peeler	83,333	166,667 175,000	20.74 17.48	6/30/2014 6/11/2015	150,000	951,000
John F. Rein, Jr.	40,000 70,000 50,000 70,000 40,000 10,000 5,000	5,000 10,000 63,000	29.81 21.68 15.48 21.36 16.56 23.61 18.11 17.48	6/22/2009 6/24/2009 3/31/2010 7/27/2011 6/16/2012 6/8/2013 6/7/2014 6/11/2015	24,000	152,160
Mark R. Munch	—	40,000	15.24	2/4/2015	40,000	253,600
Robert P. Oates	5,334 10,000 30,000 15,000 30,000 6,666 5,000	3,334 10,000 53,000	29.81 15.48 21.36 21.84 16.56 23.61 18.11 17.48	6/22/2009 3/31/2010 7/27/2011 9/14/2011 6/16/2012 6/8/2013 6/7/2014 6/11/2015	20,833	132,083
John P. Kiernan	14,000 16,667 10,000 30,000 15,000 3,333 1,666	1,667 3,334 25,000	29.81 21.68 15.48 21.36 16.56 23.61 18.11 17.48	6/22/2009 6/24/2009 3/31/2010 7/27/2011 6/16/2012 6/8/2013 6/7/2014 6/11/2015	9,000	57,060
William A. Tomeo	13,333	26,667 40,000	20.20 17.48	10/14/2014 6/11/2015	35,000	221,900

(1)         The options which are not yet vested will vest one third per year on each of the first, second and third anniversaries of the date of grant.  The shares of restricted stock which are not yet vested will vest (i) with respect to awards granted in 2006 and 2007, one third per year on each of the first, second and third anniversaries of the date of grant and (ii) with respect to awards granted in 2008, on the fifth anniversary of the date of grant, subject to accelerated vesting in the event certain performance criteria are met; except for the awards to Messrs. Peeler and Tomeo, one third of which vest on each of the first, second and third anniversaries of the date of grant in accordance with agreements entered into in connection with their initial hiring and the award to Dr. Munch, one third of which vests on each of the second, third and fourth anniversaries of the date of grant in accordance with an agreement entered into in connection with the initial hiring of Dr. Munch.  The grant dates for the awards shown above which have not yet vested are as follows:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
John R. Peeler	166,667 175,000	20.74 17.48	7/1/2007 6/12/2008	100,000 50,000	7/1/2007 6/12/2008
John F. Rein, Jr.	5,000 10,000 63,000	23.61 18.11 17.48	6/9/2006 6/8/2007 6/12/2008	5,000 10,000 9,000	6/9/2006 6/8/2007 6/12/2008
Mark R. Munch	40,000	15.24	2/5/2008	40,000	2/5/2008
Robert P. Oates	3,334 10,000 53,000	23.61 18.11 17.48	6/9/2006 6/8/2007 6/12/2008	3,333 10,000 7,500	6/9/2006 6/8/2007 6/12/2008
John P. Kiernan	1,667 3,334 25,000	23.61 18.11 17.48	6/9/2006 6/8/2007 6/12/2008	1,000 2,000 6,000	6/9/2006 6/8/2007 6/12/2008
William A. Tomeo	26,667 40,000	20.20 17.48	10/15/2007 6/12/2008	20,000 15,000	10/15/2007 6/12/2008

Options Exercises and Stock Vested During 2008

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	—	—	50,000	804,000
J. Rein	—	—	10,000	194,800
M. Munch	—	—	—	—
R. Oates	—	—	15,000	211,396
J. Kiernan	—	—	2,000	38,960
W. Tomeo	—	—	10,000	100,300

(1)        Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	17,775
J. Rein	3,519
M. Munch	—
R. Oates	5,210
J. Kiernan	704
W. Tomeo	3,120

Equity Compensation Plan Information

The Company maintains the Veeco Instruments Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, all of which have been frozen and, as a result, no awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of each of these plans follows.

Plans Approved by Securityholders

The 2000 Plan was approved by the Board of Directors and the Company’s stockholders in May 2000.  The 2000 Plan provides for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  As of December 31, 2008, there were 1,037,341 awards available for future grant under the 2000 Plan, of which up to 525,943 awards may be issued in the form of restricted stock or restricted stock units.  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provides for automatic annual grants of shares of restricted stock to each non-employee Director of the Company having a fair market value in the amount determined by the Compensation Committee from time to time.  In January 2009, the Compensation Committee determined that the value of this annual award should be $100,000 per director but the Board voted unanimously to reduce the amount of the 2009 award to $75,000 per director, in light of the difficult economic environment facing the Company.

The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors (as amended, the “Directors’ Option Plan”), provided in the past for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company.  Such options were exercisable immediately and expire after ten years.  The Directors’ Option Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

The Veeco Instruments Inc. Amended and Restated 1992 Employees’ Stock Option Plan (as amended, the “1992 Plan”) provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company.  Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.  The 1992 Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In connection with the Company’s acquisition of CVC, Inc. (“CVC”) in May 2000, the Company assumed certain stock option plans and agreements related to CVC.  Stock options granted under these plans generally vest over a three-to-five year period and expire after five to ten years from the date of grant. As of December 31, 2008, there were 3,726 options outstanding under the various CVC plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Plans Not Approved by Securityholders

The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (as amended, the “Non-Officer Plan”) was approved by the Board of Directors in October 2000.  Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years.  The Non-Officer Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In September 2001, the Company assumed certain stock option plans and agreements in connection with the acquisition of Applied Epi, Inc. (“Applied Epi”).  Stock options granted under these plans generally expire after ten years from the date of grant.  Options granted under two of the plans vest over three years and options granted under one of the plans vest immediately upon grant.  As of December 31, 2008, there were 145,342 options outstanding under the various Applied Epi plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into an employment agreement or letter agreement with each of the NEOs and other executive officers of the Company.  These agreements provide for the payment of severance and certain other benefits to the executive in the event (i) the executive’s employment is terminated by Veeco without “cause” (defined as specified serious misconduct), (ii) the executive resigns for “good reason” or (iii) in the case of Messrs. Peeler and Rein, in the event of death or disability.  “Good reason” is defined in the employment and letter agreements as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Messrs. Peeler, Rein and Oates, an involuntary relocation of the executive’s primary place of work by more than 50 miles from its then current location, (c) in the case of Messrs. Peeler and Rein, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities; (d) in the case of Messrs. Peeler and Rein, a significant reduction, and, in the case of Mr. Oates, a material reduction, in total benefits available (other than a reduction affecting employees generally); and (e) in the case of Mr. Peeler, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive and, for Messrs. Munch, Oates and Kiernan, vary depending on whether the termination occurs in connection with or following a “change of control.”  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Code.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination, (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination, (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Peeler will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Rein Agreement.  The Company has entered into an employment agreement with Mr. Rein dated April 1, 2003 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Mr. Rein will be entitled to severance in an amount equal to 24 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Rein will have 24 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Rein at the time of such termination, (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated, and (iii) the vesting of any shares of restricted stock held by Mr. Rein at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Rein will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, the Company will pay Mr. Rein an amount equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination.

Munch Agreement.  The Company has entered into a letter agreement with Dr. Munch dated January 11, 2008 and an amendment thereto dated December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Dr. Munch will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination, (i) Dr. Munch will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Dr. Munch at the time of such termination, and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  In addition, if Dr. Munch elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Dr. Munch would have paid had his employment not been terminated.

Oates Agreement.  The Company has entered into a letter agreement with Mr. Oates dated October 31, 2005 and amendments thereto dated June 9, 2006, September 12, 2008 and December 31, 2008.  Under the agreement, in the event of a specified termination, Mr. Oates will be entitled to severance in an amount equal to 18 months of base salary and he will be entitled to a pro-rated bonus for the year in which the termination occurs, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, upon any such termination, (i) Mr. Oates will have 18 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Oates at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock awarded on or after June 9, 2006 and which are held by Mr. Oates at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Oates will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.  In addition, if Mr. Oates elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Oates would have paid had his employment not been terminated.

Kiernan Agreement.  The Company has entered into a letter agreement with Mr. Kiernan dated January 21, 2004 and amendments thereto dated June 9, 2006 and December 31, 2008.  Under the agreement, in the event of a specified termination as described above, Mr. Kiernan will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, (i) Mr. Kiernan will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Kiernan at the time of such termination, (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated and (iii) the vesting of any shares of restricted stock held by Mr. Kiernan at the time of such termination will be accelerated and the restrictions with regard thereto shall lapse.  The agreement also provides that Mr. Kiernan will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus.

Tomeo Agreement.  The Company entered into a letter agreement with Mr. Tomeo dated October 15, 2007 which provided severance and other benefits in the event of a specified termination as described above.  On December 16, 2008, Veeco announced that it planned to eliminate the position of Executive Vice President, Worldwide Sales and Service, then held by Mr. Tomeo, effective January 1, 2009, and that the responsibilities previously handled by this position will be assumed by other executives within Veeco.  In January 2009, the Company entered into a consulting arrangement with Mr. Tomeo to continue his availability to the Company through March 31, 2009, after which time it is expected that Mr. Tomeo will leave the Company.  As a result of this separation, Mr. Tomeo will be entitled to the following benefits under the letter agreement:  (i) severance in an amount equal to 12 months of base salary; (ii) Mr. Tomeo will have 12 months to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Tomeo at the time of termination; (iii) Mr. Tomeo will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards, subject to achievement by the Company of the financial performance metrics specified for such bonus; and (iv) if Mr. Tomeo elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Tomeo would have paid had his employment not been terminated.

Change in Control Policy.  Veeco has adopted a Senior Executive Change in Control Policy dated September 12, 2008 and amended December 23, 2008.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the policy applies remain available to discharge their duties in respect of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The policy was not adopted with any particular change in control in mind.  The policy applies to designated senior executives of Veeco (“Eligible Employees”), including Messrs. Munch, Oates and Kiernan.  The policy does not apply to Messrs. Peeler or Rein.  Benefits under the Senior Executive Change in Control Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The following description of the Senior Executive Change in Control Policy contained above is a summary only.  Reference is made to the full text of the policy which has been filed previously with the SEC.  The principal terms of the policy are:

(a)                           Upon the consummation of a Change in Control (as defined in the policy), the vesting of all equity awards held by the Eligible Employee shall be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)                          If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the policy), or by the Eligible Employee for Good Reason (as defined in the policy), during the period commencing 3 months prior to, and ending 18 months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)                       The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)                    The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iii)                 The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2008.  These amounts would be incremental to the compensation and benefit entitlements described above in this Proxy Statement that are not contingent upon a termination or change-in-control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31, 2008, which was $6.34 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

Potential Payments Upon Termination or Change-in-Control

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Extension of Post- Termination Exercise Period ($) (3)	Accelerated Vesting of Stock Awards ($)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,139,354	0	0	951,000	3,090,354
J. Rein	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	969,978	0	0	152,160	1,122,138
M. Munch	Termination without Cause or resignation for Good Reason	330,000	0	0	0	330,000
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	910,677			253,600	1,164,277
R. Oates	Termination without Cause or resignation for Good Reason	706,557	0	0	132,081	838,638
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,049,997	0	0	132,081	1,182,078
J. Kiernan	Termination without Cause or resignation for Good Reason	413,400	0	0	57,060	470,460
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	708,677	0	0	57,060	765,737

(1)                                  Includes salary continuation benefits and, where applicable, COBRA subsidy (or, in the case of Mr. Rein, 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following termination).  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)                                  Reflects the spread, or in-the-money value, as of December 31, 2008, of options to purchase Veeco common stock which would vest upon the specified event.  Does not include the value of out-of-the-money options.  As of December 31, 2008, the closing price of Veeco common stock was $6.34 per share.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2008.

(3)                                  Reflects the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2008, which was $6.34 per share.  Does not include the value of out-of-the-money options.

(4)                                  The agreements for Messrs. Peeler and Rein do not distinguish between Change of Control and non-Change of Control scenarios.

(5)                                  As used in the Senior Executive Change in Control Policy, “Change in Control” is defined to mean the case where:

(i)                                    any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)                                 any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)                              a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)                             any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)                            A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)                              An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)                              A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)                             An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its shareholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success resulting in the creation of increased shareholder value without subjecting shareholders to unnecessary and unreasonable risks.  To this end, the Company has adopted the following guiding principles:

a.                                      Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period.  Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level.

b.                                     Shareholder-aligned:  Cash bonus metrics and equity-based compensation should represent a significant portion of potential compensation to more closely align the interests of executives with those of the shareholders.

c.                                      Fair and Competitive:  Compensation levels should be perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Our compensation programs are comprised of four elements: base salary, cash bonus, equity-based compensation and benefits and perquisites.  Base salary and cash bonus plans are used to attract executives and reward them for performance results.  In addition to cash-based compensation, the Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. The Company provides cost-effective benefits and perquisites it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors.  This Charter authorizes the Committee to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the Chief Executive Officer (“CEO”) and the Senior Vice President, Human Resources and relies upon information provided by independent compensation consultants.

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2008, included:  Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford and Mercer; and executive compensation information compiled from the proxy statements of other companies, including a peer group.  In 2008, the peer group (the “Peer Group”) consisted of the following companies:

Applied Materials Inc.	KLA-Tencor Corporation
Asyst Technologies, Inc.	Lam Research Corporation
Axcelis Technologies Inc.	LTX Corporation(1)
Brooks Automation Inc.	Newport Corporation
Coherent Inc.	Novellus Systems Inc.
Credence Systems Corporation	Rudolph Technologies Inc.
Cymer Inc.	Ultratech Inc.
FEI Company	Varian Semiconductor Equipment Associates Inc.
FSI International Inc.	Zygo Corporation
GSI Group Inc.

References to “market data” herein refer to these surveys and proxy data.  The Company refers to market data for the purpose of establishing total compensation objectives and ensuring that compensation for the NEOs and other executives is within the range of comparable pay of the peer group companies.  The Company does not target a specific position in the range of comparable data for each individual or for each component of compensation.  For 2008, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market as described above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets, equity compensation awards and benefit and perquisite programs.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.

The Committee discusses, with the CEO, the elements of his compensation package, but makes the final decisions as to his compensation without him present.  The Committee presents its recommendations regarding the compensation package for the CEO to the full Board of Directors for final approval without the CEO present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled meetings.  The Committee also meets to consider ad hoc issues.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analysis, as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person; where this is not possible, meetings are conducted telephonically.  The CEO and the Senior Vice President, Human Resources are regularly invited to attend Committee

(1) LTX Corporation and Credence Systems Corporation merged to form LTX Credence Corporation.

meetings. The Committee meets privately in executive session to consider certain matters, including, but not limited to, matters relating to the compensation of the CEO.

Elements of Our Compensation Programs

                The Company seeks to achieve its compensation objectives through four key elements of compensation:

•       Base Salary,

•       Cash Bonus,

•       Equity-based Compensation and

•       Benefits and Perquisites.

Base Salary

The Company pays base salaries to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.  Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.

In 2008, following a review of market data for each NEO and on a recommendation from management, the Committee determined that base salaries for each of the NEOs and most other executives would not be increased.  This decision was based on an individual review of each NEO and the other executives that resulted in a determination that the base salaries for the NEOs and most other executives were already within a competitive range for comparable positions.

In 2009, as part of the Company’s strategy to control expenses, and in light of the global economic downturn and decline in Veeco’s business outlook, management recommended and the Committee approved a plan, with limited exceptions, to (i) freeze base salaries for all employees and (ii) decrease the base salaries for each of the NEO’s and other executives at or above the vice president level, provided that when calculating 2009 bonus awards and certain other benefits, including severance, the executive’s base salary prior to reduction will be used.  In connection with this program, Mr. Peeler’s base salary has been reduced by 15% and the base salaries for Messrs. Rein, Oates, Munch and Kiernan have each been reduced by 10%.  The Company expects these salary reductions, that became effective in February 2009, will continue until such a point as the Company and the Committee determine that business conditions have improved such that the Company is returned to profitability (as measured by EBITA), including the cost of restoring salaries.

Cash Bonus Plans

The Company provides the opportunity for cash bonuses under its Management Bonus Plan to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with shareholder value. The Company believes that the opportunity to earn the cash bonus motivates executives to meet Company performance objectives that, in turn, are linked to the creation of shareholder value.

Target bonus awards for each NEO are expressed as a percentage of base salary.  For 2008, as in prior years, the target bonus for the CEO was 100% of base salary; the target bonus for the other NEOs ranged from 50% to 70% of base salary. If performance targets are exceeded, the bonus award paid may exceed the targets described above by up to 2.66 times, except in the case of sales commission plans, which are not capped.  The cost of bonus awards is factored into financial performance results before bonus results are determined ensuring that the cost of our bonus plans is included in our financial results.  To help achieve our goal of retaining key talent, executives must be employees at the end of the applicable performance period to be eligible to receive a bonus for that period.

In 2008, the Management Bonus Plan was modified and the annual bonus target for each NEO was reduced by 25% to fund a quarterly Management Profit-Sharing Plan (“MPSP”) for the NEOs and all other executives.  Awards under the MPSP were payable when quarterly Company EBITA results (calculated as set forth in Note 8 to the Company’s Consolidated Financial Statements, “EBITA”) were at least 5% of revenue for the period, in which case a pool comprised of 5.17% of EBITA, representing the sum of participant profit sharing target bonuses, was funded. Awards to participants were made from this pool in accordance with their target bonus; see illustration below.

Q1 2008 Results
Total Management Profit Sharing Targets Q1 2008:	$406,972
Total Veeco Q1 2008 EBITA:	$5,268,000
Total Veeco Q1 2008 Revenue:	$102,307,000
EBITA as % of Revenue (>5%):	5.1%
Profit Sharing Pool (5.17% of EBITA):	$272,356
Profit Sharing % (profit sharing pool / profit sharing targets):	66.92%

Calculation Illustration: J. Peeler
Annual Salary:		$600,000
Annual Bonus Target:	100%	$600,000
Annual Management Bonus Plan Target:	75%	$450,000
Annual Management Profit Sharing Plan (MPSP) Target:	25%	$150,000
Quarterly MPSP Target:		$37,500
Q1 2008 Profit Sharing %:	66.92%
Q1 Profit Sharing Award (Target x Profit Sharing %):		$25,096

Awards under the MPSP were earned in each of the first three quarters of 2008; no NEO received an award for the fourth quarter of 2008.  Messrs. Peeler, Rein, Oates, Munch, Tomeo and Kiernan earned a total for 2008 of $97,550, $45,230, $37,225, $29,006, $21,054 and $22,404, respectively.

	Q1	Q2	Q3	Q4
EBITA (as % of Revenue)	5.2%	7.8%	6.4%	4.4%

Award (as % of Target Bonus)	66.9%	108.9%	84.3%	0.0%

Awards for the remainder of each NEO’s target bonus (equal to 75% of the total target bonus), are earned based on performance relative to pre-established goals and, if earned, are paid in the first quarter of the following year.  The goals were set in the first quarter of the year, in conjunction with the Company’s financial plans for the year.  Such goals include financial and operating results relative to plans established by management and approved by the Committee.

For 2008, the annual Management Bonus Plan (“MBP”) included EBITA, revenue and free cash flow financial goals and individual objectives.  The annual cash bonus for corporate executives was tied to the financial performance of the Company as a whole; the annual cash bonus for executives with

Business Unit operating responsibility, including some of the NEOs (Mr. Oates was responsible for Process Equipment; Dr. Munch was responsible for Metrology), was tied to the financial performance of their division.  EBITA and revenue results attributed to the Veeco Solar Equipment Business Unit, acquired by the Company in May 2008, were excluded from both the targets and the calculation of results and, as a result, did not positively or negatively affect MBP awards.

The table below, illustrates the targets and the range of performance and corresponding bonus award for each financial metric element of the Plan.  Awards for results between threshold, target and maximum were interpolated.

The first step in determining annual MBP awards for 2008 was based on a comparison of EBITA performance against the target for EBITA.  No award is earned under the Plan for EBITA results less than 70% of the target.  The result, if any, from the first step, is applied to each executive’s target bonus and the result thereof is divided into three independent elements of equal value, each of which is subject to further adjustment based on revenue, free cash flow and individual performance results, as compared to plan.  No award is earned for the revenue or free cash flow elements for results less than 70% of target.

($000’s)	EBITA			Revenue			Free Cash Flow
	Metric Range		Bonus Result	Metric Range		Bonus Result	Metric Range		Bonus Result

Process Equipment
Maximum	$76,932	200%	200%	$463,746	150%	150%	$35,111	150%	150%
Target	$38,466	100%	100%	$309,164	100%	100%	$23,407	100%	100%
Threshold	$26,926	70%	50%	$216,415	70%	70%	$16,385	70%	70%
Below Threshold	<$26,926	<70%	0%	<$216,415	<70%	0%	<$16,385	<70%	0%

Metrology
Maximum	$34,278	200%	200%	$243,000	150%	150%	$26,060	150%	150%
Target	$17,139	100%	100%	$162,000	100%	100%	$17,373	100%	100%
Threshold	$11,997	70%	50%	$113,400	70%	70%	$12,161	70%	70%
Below Threshold	<$11,997	<70%	0%	<$113,400	<70%	0%	<$12,161	<70%	0%

Veeco Consolidated
Maximum	$48,710	150%	200%	$693,353	150%	150%	$29,888	150%	150%
Target	$32,475	100%	100%	$462,235	100%	100%	$19,925	100%	100%
Threshold	$22,730	70%	50%	$323,565	70%	70%	$13,948	70%	70%
Below Threshold	<$22,730	<70%	0%	<$323,565	<70%	0%	<$13,948	<70%	0%

The 2008 financial metrics actual performance and bonus results are illustrated in the table below.

	EBITA (000’s)			Revenue (000’s))			Free Cash Flow (000’s)
Business Unit	Target	Actual	Bonus Result	Target	Actual	Bonus Result	Target	Actual	Bonus Result	Total Bonus Result (%)
Process Equipment	$38,466	$43,671	113.5%	$309,164	$302,067	97.7%	$23,407	$43,021	150%	131.6%
Metrology	$17,139	($3,495)	0.0%	$162,000	$127,873	78.9%	$17,373	($0,902)	0%	0.0%
Veeco Consolidated (1)	$32,475	$25,790	65.7%	$462,235	$429,941	93.0%	$19,925	$33,973	150%	75.1%

(1)          Veeco Consolidated reflects the sum of the Process Equipment and Metrology business units plus certain corporate charges and adjustments.

Awards for a participant’s individual performance are based on results compared to goals set at the beginning of the year in connection with the Company’s performance management process.  Individual performance goals include but are not limited to such measures as improving gross margin, increasing revenue growth, implementation of major business process improvements and improvements in talent, organization and leadership.  Individual performance results range from zero to 100%, with no opportunity to earn an award greater than 100%, and are applied to one third of the EBITA result.  Mr. Peeler reviewed the individual performance of each NEO, and the other executives, and made recommendations to the Committee, for the NEOs, ranging from 75% to 100%; see illustration below.

Name:	John Peeler, CEO
Base Salary:		$600,000
Target Bonus	100%	$600,000
Management Bonus Plan:	75%	$450,000

Initial Funding based on EBITA results
			Target Bonus		Funding %		Funding $
			$450,000	x	65.7%	=	$295,612

Award Determination based on Revenue, Free Cash Flow and Individual Management by Objectives (MBOs)
	Initial Funding		Weight		Award %		Award Result
Revenue (1/3)	$295,612	x	1/3	x	93.0%	=	$91,653
Free ash Flow (1/3)	$295,612	x	1/3	x	150.0%	=	$147,806
Individual MBOs (1/3)	$295,612	x	1/3	x	100.0%	=	$98,537
			Total Bonus Award:				$337,997
				% of Target:			75.1%

An executive’s final 2008 MBP award was based on the sum of the results for these three elements.  Messrs. Peeler, Rein, Oates, Tomeo and Kiernan earned MBP awards for 2008 of $337,997, $153,516, $214,585, $67,634 and $77,627, respectively.

In early 2009, the Committee considered and approved a proposal by the CEO to award a discretionary bonus, outside the MBP, to Dr. Mark R. Munch.  Dr. Munch joined the Company as the head of our Metrology group in February 2008.  During 2008, Dr. Munch was instrumental in a number of accomplishments designed to improve the long-term performance of the Metrology group.  Even though the Metrology group did not achieve the minimum financial performance required for an award under the MBP, the Committee determined that the extraordinary effort put forth by Dr. Munch warranted awarding him a bonus in the amount of $70,000, equal to approximately one half of his MBP target.

For 2009, the Compensation Committee made changes to the Management Bonus Plan designed to motivate and align participants and preserve their incentive compensation opportunity in the face of very challenging economic conditions.  These changes include (i) the specification of revenue and net cash from operations as the financial metrics for the year, (ii) the adoption of semi-annual performance periods for financial metrics, weighted 40% for the first half of the year and 60% for the second half of the year and paid, if earned, on a semi-annual basis, (iii) an increase in the weight assigned to individual performance (to 50%), payable on an annual basis, not to exceed 100% of the target for this element, and (iv) the suspension of the MPSP for the first half of the year, resulting in a reduction of 12.5% of each participant’s bonus target opportunity.

Cash Bonus: One Time Retention Incentive

In 2007, the Company completed its CEO succession process with the recruitment and hiring of Mr. Peeler.  Upon Mr. Peeler’s hiring, Edward Braun, the Company’s long-serving former CEO and Chairman of the Board assumed the role of Chairman of the Board, relinquishing his CEO position in the first such transition in the Company’s history.  As a means of further ensuring their retention, the Company made retention incentive awards to selected key employees, including certain NEOs.  Under these awards, participating NEOs received 50% of their base salary, as in effect on May 24, 2007, following the completion of eighteen months of continued service. The following payments, that are also reflected in the Summary Compensation Table that accompanies this report, were made in November 2008: Messrs. Rein, Oates and Kiernan in the amount of $198,710, $190,800 and $137,800, respectively.  No retention incentive payments were made to any of the other NEOs.

Equity-Based Compensation

The Company generally believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to shareholder interests.  The Company grants equity-based awards, such as stock options and restricted stock or restricted stock units (“restricted stock”), to the NEOs and certain other key employees to create a clear and meaningful alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position in the Company.  Subject to the recipient’s continued employment, equity-based awards vest over time and therefore act as a significant incentive for the employee to remain with the Company.

                In 2008, for the annual equity award process, the Company adopted a “value-based” strategy to determine the equity awards made to executives, including the NEOs, whereas in prior years, equity grants were determined largely on a “number of shares” basis.  The value of stock options was determined using the Black-Scholes option valuation methodology; restricted stock awards were valued at fair market value.  The Company used the Peer Group market data provided by Compensation Strategies and survey data provided by Radford to determine the 50th percentile value for long term incentive compensation for each NEO and other executives.  After making adjustments to account for employment agreement commitments (in the case of Messrs. Peeler and Tomeo) and the intended value of the prior year’s cash-based long term incentive plan (that was discontinued for 2008), long term incentive guidelines, denominated as a dollar value, were developed for each NEO and other executives.  The guideline value was then split between stock options and restricted stock awards with ratios of options to restricted stock awards that ranged from 60/40% for vice presidents to 70/30% for the NEOs.

                The Company uses a combination of stock option grants and restricted stock awards as elements of a cost effective long term incentive compensation strategy.  Because stock options have value to the holder only if the Company’s stock price appreciates, the Committee believes that higher-level executives should receive a greater portion of long term incentive in the form of stock options. The Committee believes that restricted stock awards are an effective means for encouraging and creating stock ownership among the Company’s executives and key employees.

The number of stock options or restricted stock awards granted to each individual is based on several factors including, but not limited to, a fixed budget for awards of both stock options and restricted stock awards, the Company’s guidelines (as described above), the individual’s level of responsibility, past performance and ability to affect future Company performance, recent noteworthy achievements.  The CEO applies these factors, in a review of each of his direct reports, and makes equity award recommendations to the Committee.  The CEO discusses the rationale for his recommendations with the Committee.  The Committee approves a schedule setting forth all awards to all employees, on an individual-by-individual basis.

                Stock option awards, including those granted in 2008, reflect an exercise price equal to at least fair market value on the date of grant, have a term of seven years from the date of grant and, subject to the recipient’s continued employment, become exercisable over a three year period with one third of the award becoming exercisable on each of the first three anniversaries of the grant.  Restricted stock awards generally vest, and are no longer subject to risk of forfeiture, subject to the recipient’s continued employment, over a four year period with one third of the award vesting on the second anniversary of the grant and an additional one third or the award becoming exercisable on each of the next two anniversaries.  Except as otherwise set forth in an employment agreement, the restricted stock awards granted in June 2008 vest 100% on the fifth anniversary of the grant and are subject to vesting acceleration based on the achievement of certain two-year cumulative financial performance objectives in which case one third of the award will vest on February 9, 2010, the second third will vest on January 1, 2011 and the final third will vest on January 1, 2012.  Based on performance to date and forecasted future results, the Company does not currently expect that the vesting will be accelerated under these provisions.

                The Committee typically approves the annual equity award grant at a scheduled meeting, held during the two month period following the annual meeting of stockholders and during an open trading window under the Company’s Securities Trading Policy.  The date of the Committee approval is fixed as the grant date on which the fair market value of the award is based.  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic or other information that could result in changes to the price of the Company’s stock.  Furthermore, the Committee has not “timed,” nor does it intend to “time,” the release of material nonpublic information based on equity award grant dates.

Benefits and Perquisites

                The Company provides benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to the lesser of 6% of such employee’s eligible compensation and $2,500.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The plan also allows the Board of Directors to determine annual discretionary profit sharing contributions at each plan year-end; no such discretionary contributions were made in 2006, 2007 or 2008.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table appearing in this Proxy Statement.  The Company also provides a car allowance for each of the NEOs.  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

                In 2008, the Company adopted the Senior Executive Change in Control policy intended to provide specified executives, including Messrs. Oates, Munch, Tomeo and Kiernan, with certain severance benefits in the event that their employment is terminated under qualifying circumstances related to a Change in Control.  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties in respect of a proposed or actual transaction involving a change in control. Accordingly, the Company wanted to provide additional inducement for such NEOs to remain in the employ of the Company.  Before approving the policy, the Committee reviewed similar practices at peer companies and a tally sheet illustrating the value of the benefits provided to each covered employee under the policy.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2008, which is consistent with the compensation objectives expressed herein and determined in connection with his hiring in 2007, was designed to successfully recruit him to, and retain him at, Veeco.  His package originally reflected compensation at his previous employer, including its efforts to retain him, and a review of the market data for CEO compensation.  The principal elements of Mr. Peeler’s compensation package included:  (i) a starting base salary of $600,000; (ii) eligibility for an annual Management Bonus Plan award equal, at target, to 100% of his base salary; (iii) a cash sign-on bonus of $1,000,000, which was paid in December 2007, provided that if Mr. Peeler’s employment is terminated by the Company for “Cause” or by him without “Good Reason” (as each of those terms is defined in his employment agreement), prior to July 1, 2008, then Mr. Peeler shall reimburse the Company for the full amount of the sign-on bonus and if his employment is terminated prior to July 1, 2009, then Mr. Peeler shall reimburse the Company for one half of the sign-on bonus; (iv) eligibility for a long-term cash incentive with an award at target equal to 75% of base salary, pro-rated for the first year of service; (v) a restricted stock award in the amount of 150,000 shares of Veeco common stock and a stock option award to purchase 250,000 shares of Veeco common stock, each of which was granted upon his first day of employment and vests over a three year period in equal annual installments; (vi) a restricted stock award in the amount of 50,000 shares of Veeco common stock and a stock option award to purchase 100,000 shares of Veeco common stock which were granted on the same date as annual equity awards were generally made to other eligible employees in 2008 and to vest over a three year period in equal annual installments; and (vii) a car allowance of $1,500 per month.  In addition, the Company agreed to reimburse Mr. Peeler’s reasonable housing expenses (prior to Mr. Peeler’s relocation to the Woodbury, New York area), and related transportation expenses, including a tax gross-up for these amounts.  Such amounts, including the tax gross-up, shall not exceed $100,000.  The Company shall also reimburse Mr. Peeler an amount equal to closing costs on the sale and purchase of a home and movement/storage of household goods at such time as Mr. Peeler relocates to the Woodbury, NY area.

As described above, Mr. Peeler’s base salary was not increased in 2008.  In addition, in February 2009, Mr. Peeler proposed, and the Committee agreed to temporarily reduce his base salary by 15%, from $600,000/yr to $510,000/yr, as part of the Company’s strategy to control expenses.

Mr. Peeler received $97,551, representing 65% of his profit sharing target, under the terms of the quarterly Management Profit Sharing Plan.  Profit-sharing awards were based solely on EBITA and revenue results.  Mr. Peeler received an additional $337,997, representing 75% of his Management Bonus Plan target, of which $239,460 was awarded in connection with EBITA, revenue and free cash flow results against plan (as illustrated above) and $98,537 was awarded in connection with his individual performance. This amount was awarded upon a review of his performance against individual objectives and represents 100% of the amount available for award based on individual performance under the plan.  His individual objectives included: (i) developing a top-level strategy for the Company; (ii) developing the Company’s organization to improve effectiveness, setting the stage for improvements in growth, profitability and customer satisfaction; (iii) developing strategies and implementing plans for operational improvements.  The Committee evaluated Mr. Peeler’s performance in executive session and formulated and presented a recommendation to the full Board of Directors.  The Board approved this recommendation and Mr. Peeler’s Management Bonus Plan award was paid on March 6, 2009.

Under the terms of his employment agreement, Mr. Peeler was entitled to 2008 long-term incentive awards of 100,000 stock options, 50,000 restricted stock shares and a cash-based long-term incentive plan with an annual target value equal to 75% of his base salary, or $450,000.  In early 2008, the Company discontinued the cash-based long term incentive plan and the Committee, after meeting in executive session, recommended an additional stock option award to Mr. Peeler of 75,000 stock options, with a Black-Scholes value of approximately $437,000, to replace the value of the discontinued cash-based long term incentive plan. The Board approved this recommendation and Mr. Peeler’s 2008 long term incentive awards of 175,000 stock options and 50,000 restricted stock shares were awarded on June 12, 2008.

Under the terms of his employment agreement, Mr. Peeler was entitled to receive a living and transportation allowance payable for the first year of his employment, grossed up for taxes, not to exceed $100,000; the actual expense associated with Mr. Peeler’s housing and transportation allowance for his first year of employment, including gross-up, was approximately $60,000. In May 2008, after determining that Mr. Peeler was not able to relocate to NY at that time, the Committee approved the extension of Mr. Peeler’s housing and transportation allowance arrangement for up to three (3) additional years, during which time Mr. Peeler shall continue to have the right to relocate to New York with relocation assistance provided by the Company.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual and long-term incentive bonus, sign-on bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that the Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to recruit him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Financial and Tax Considerations

                In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

                Attracting and retaining talented and motivated management and key employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2008 compensation program met these objectives and that the Company’s 2009 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

                The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Veeco specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

                The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2008.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2009 Annual Meeting of Stockholders.

                This report is submitted by the Committee.

Richard A. D’Amore

Heinz K. Fridrich

Roger D. McDaniel (Chairman)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 20, 2009 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock			Percentage of
	Beneficially Owned (1)			Total Shares
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
Capital Research Global Investors (2)	2,816,400	—	2,816,400	8.8%
Platinum Investment Management Limited (3)	2,802,471	—	2,802,471	8.7%
Barclays Global Investors, NA. & Affiliates (4)	2,223,347	—	2,223,347	6.9%

Directors:
Edward H. Braun	148,007	1,030,000	1,178,007	3.5%
Richard A. D’Amore	58,701	44,000	102,701	*
Joel A. Elftmann (5)	23,666	44,000	67,666	*
Heinz K. Fridrich	15,000	44,000	59,000	*
Douglas A. Kingsley	25,000	34,667	59,667	*
Roger McDaniel	15,000	37,000	52,000	*
John R. Peeler	242,225	83,333	325,558	1.0%
Irwin H. Pfister	15,000	44,000	59,000	*
Peter J. Simone	15,000	20,000	35,000	*

Named Executive Officers:
John R. Peeler	242,225	83,333	325,558	1.0%
John F. Rein, Jr.	51,244	285,000	336,244	1.0%
Mark R. Munch, Ph.D.	40,000	13,333	53,333
Robert P. Oates	43,440	102,000	145,440	*
John P. Kiernan	11,296	90,666	101,962	*
William A. Tomeo	41,880	13,333	55,213	*
All Directors and Executive Officers as a Group (14 persons)	745,459	1,885,332	2,630,791	7.7%

*	Less than 1%.

(1)

A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options. Shares owned include awards of restricted stock from the Company, whether or not vested. Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)	Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 17, 2009. The address of this holder is 333 South Hope Street, Los Angeles, CA 90071.

(3)

Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 11, 2009.  The address of this holder is Level 8, 7 Macquarie Place, Sydney NSW 2000, Australia.

(4)	Share ownership information is based on information contained in a Schedule 13G filed with the SEC on February 5, 2009. The address of this holder is 45 Fremont Street, San Francisco, CA 94105.

(5)	Includes 2,000 shares of Common Stock held by the Elftmann Family Limited Partnership, of which Mr. Elftmann is the general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2008 all Section 16(a) filing requirements were satisfied on a timely basis, except that Mr. Tomeo inadvertently failed to report the surrender of common stock to Veeco to satisfy tax withholding obligations due upon the vesting of restricted stock on October 15, 2008.  This transaction was reported on November 4, 2008.

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Peeler and John F. Rein, Jr. or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 15, 2009 at 9:30 a.m. (New York City time) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York 11747 and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 15, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR
DIRECTOR SET FORTH BELOW AND “FOR” PROPOSAL 2.  PLEASE SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE
OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of two Class II Directors
NOMINEES:	Edward H. Braun	☐
	Richard A. D’Amore	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instruction)

		☐	☐	☐

PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as independent registered public		FOR	AGAINST	ABSTAIN
accounting firm of the Company for the fiscal year		☐	☐	☐
ending December 31, 2009.

Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the
box below and indicate your new address in the address
space provided.  Please note that changes to the registered
name(s) on the account may not be submitted via this
method.  ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.